                                                                  Exhibit 2.1(b)
                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 2, 1995 by and among KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation ("K&S"), KULICKE AND SOFFA ACQUISITION CORPORATION, a Delaware corporation ("KSAC"), and CIRCLE "S" INDUSTRIES, INC., an Alabama corporation ("CSI"). KSAC and CSI are hereinafter sometimes collectively referred to as the "Constituent Corporations." K&S is a party to this Agreement as a third party and not as a Constituent Corporation.


                                   Background
                                   ----------

          KSAC is a corporation duly organized and validly existing under the laws of the State of Delaware. The authorized capital stock of KSAC consists of 100 shares of Common Stock, par value $.01 per share ("KSAC Common Stock"), all of which shares are issued and outstanding as of the date hereof and owned by a wholly-owned subsidiary of K&S.

          CSI is a corporation duly organized and validly existing under the laws of the State of Alabama. The authorized capital stock of CSI consists of 1,100,000 shares of Common Stock, par value $.10 per share ("CSI Common Stock"), of which, as of the date hereof, 305,733 shares of CSI Common Stock are issued and outstanding and 265,071 shares of CSI Common Stock are held in the treasury of CSI.

          The parties hereto are entering into this Agreement in order to set forth the terms and conditions of the proposed merger of KSAC into CSI (the "Merger"), the mode of carrying the same into effect, the manner of converting the outstanding shares of CSI Common Stock and KSAC Common Stock and related matters. The parties hereto, together with certain shareholders of CSI, have executed and delivered an Agreement and Plan of Acquisition dated as of September 14, 1995 (the "Acquisition Agreement"), setting forth certain representations, warranties, covenants and agreements with respect to the Merger and related transactions.

          The respective Boards of Directors and shareholders of KSAC and CSI, and the Board of Directors of K&S, by resolutions duly adopted, have approved and adopted this Agreement. No approval by the shareholders of K&S is required for the authorization, execution, delivery or consummation of this Agreement by K&S.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

          1.1  Definitions.  Capitalized terms not otherwise defined herein
               -----------
shall have the meanings ascribed thereto in the Acquisition Agreement. As used herein, the following terms shall have the following meanings:

          "Closing Cash Consideration" shall mean an amount equal to the sum of the Group A Closing Cash Allocation, the Group B Closing Cash Allocation and the Group C Closing Cash Allocation.

          "Closing Statement Reserve" shall mean $2,000,000.

          "CSI Common Stock" shall have the meaning set forth in the Background section hereof.

          "Dissenting Shareholders" shall have the meaning set forth in Section 4.2(a) hereof.

          "Dissenting Shares" shall have the meaning set forth in Section 4.2(a) hereof.

          "Effective Time" shall have the meaning set forth in Section 2.3 hereof.

          "Escrow Agent" shall have the meaning set forth in Section 4.4(a) below.

          "Escrow Agreement" shall mean the Escrow Agreement dated as of October 2, 1995 among Larry D. Striplin, Jr., K&S and Mellon Bank, N.A.

          "Group A Closing Cash Allocation" shall mean an amount of cash equal to 22.899% of the Stated CSI Closing Value minus an amount equal to 22.899% of
                                           -----
the Closing Statement Reserve minus an amount equal to 26.885% of the Indemnity
                              -----
Holdback Amount.

          "Group B Closing Cash Allocation" shall mean an amount of cash equal to 1.415% of the Stated CSI Closing Value minus an amount equal to 1.415% of the
                                          -----
Closing Statement Reserve.

          "Group C Closing Cash Allocation" shall mean an amount of cash equal to a fraction, the numerator of which is 10,000 and the denominator of which is 21,596, of the RKP Closing Allocation.

          "Indemnity Holdback Amount" shall mean $4,260,000.

          "KSAC Common Stock" shall have the meaning set forth in the Background section hereof.

          "Merger" shall have the meaning set forth in the Background section hereof.

          "Net Deficit" shall mean the excess, if any, of CSI's Consolidated Closing Debt over CSI's Consolidated Closing Cash, in each case as set forth in the Estimated Closing Statement described in Section 4.13 of the Acquisition Agreement.

          "Net Excess" shall mean the excess, if any, of CSI's Consolidated Closing Cash over CSI's Consolidated Closing Debt, in each case as set forth in the Estimated Closing Statement described in Section 4.13 of the Acquisition Agreement.

          "RKP Closing Allocation" shall mean 7.064% of the Stated CSI Closing Value minus 7.064% of the Closing Statement Reserve minus 8.293% of the
      -----                                         -----
Indemnity Holdback Amount.

          "Sellers' Representative" shall have the meaning set forth in Section
5.1 hereof.

          "Sellers' Representative Agreement" shall mean the Sellers' Representative Agreement dated as of September 30, 1995 among the former CSI shareholders.

          "SRB" shall mean Steven R. Berryman.

          "Stated CSI Closing Value" shall mean $53,000,000 plus the Net Excess,
                                                            ----
if any, or minus the Net Deficit, if any.
           -----
          "Surviving Corporation" shall have the meaning set forth in Section
2.1 hereof.


                                  ARTICLE II.

                                   THE MERGER

          2.1  Merger of KSAC into CSI.  In accordance with the provisions of
               -----------------------
this Agreement, the Acquisition Agreement, the Alabama Business Corporation Act and the Delaware General Corporation Law, at the Effective Time, KSAC shall be merged into CSI, which shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). After the Effective Time, the Surviving Corporation shall continue its corporate existence as an Alabama corporation. At the Effective Time, the separate existence of KSAC shall cease.

          2.2  Effect of the Merger.  At the Effective Time, the effect of the
               --------------------
Merger shall be as provided in the applicable provisions of Delaware and Alabama law. Without limiting the generality of the foregoing, and subject thereto and to the Acquisition Agreement, at the Effective Time, except as may be otherwise provided herein, the Surviving Corporation shall succeed, without other transfer, to all property, rights, privileges, powers and franchises of KSAC, and all debts, liabilities and duties of KSAC shall become the debts, liabilities and duties of the Surviving Corporation as if the Surviving Corporation had itself incurred them.

          2.3  Effective Time.  The Merger shall become effective upon the later
               --------------
to occur of: (i) the filing with the Secretary of State of the State of Alabama of properly executed articles of merger substantially in the form set forth in Appendix I to this Agreement and (ii) the filing of a properly executed certificate of merger substantially in the form set forth in Appendix II hereto with the Secretary of State of the State of Delaware.


                                  ARTICLE III.

                             SURVIVING CORPORATION

          3.1  Certificate of Incorporation.  From and after the Effective Time
               ----------------------------
and until amended in accordance with the Alabama Business Corporation Act, the Certificate of Incorporation of CSI in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation of the Surviving Corporation.

          3.2  Bylaws.  From and after the Effective Time and until amended in
               ------
the manner provided in the Bylaws of CSI and the Alabama Business Corporation Act, the Bylaws of CSI in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation.

          3.3  Directors and Officers.
               ----------------------

               (a) The directors of KSAC at the Effective Time shall be the initial directors of the Surviving Corporation after the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

               (b) The officers of KSAC at the Effective Time shall be the initial officers of the Surviving Corporation after the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.


                                  ARTICLE IV.

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

          4.1  Conversion of CSI Common Stock.  At the Effective Time, by virtue
               ------------------------------
of the Merger and without any action on the part of K&S, KSAC, CSI or the holders of shares of CSI Common Stock:

               (a) Each share of CSI Common Stock validly issued and outstanding immediately prior to the Effective Time (excluding shares of CSI Common Stock described in Sections 4.1(b), 4.1(c), 4.1(d) and 4.2(a) hereof) shall be converted into the right to receive: (i) out of the cash paid by K&S to the Sellers' Representative pursuant to Section 4.4(a) hereof, cash in an amount equal to the quotient derived by dividing the Group A Closing Cash Allocation by 70,008, (ii) a fraction, the numerator of which is one (1) and the denominator of which is 70,008, of 22.899% of the Shareholder Return Amount (as defined in the Escrow Agreement), if any, required to be paid by K&S to the Sellers' Representative pursuant to Section 7(h) of the Escrow Agreement; and (iii) a fraction, the numerator of which is one (1) and the denominator of which is 70,008, of 26.885% of any amount paid by the Escrow Agent to the Sellers' Representative out of funds held in the Indemnity Holdback Escrow Fund (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement.

               (b) All of the shares of CSI Common Stock owned by each of the persons listed on Exhibit B hereto immediately prior to the Effective Time shall be converted, in the aggregate, into the right to receive: (i) a promissory note of K&S in favor of such person that has terms substantially as provided in Exhibit C hereto, is entitled to the benefits of an irrevocable standby letter of credit substantially in the form set forth in Exhibit A hereto and has an original aggregate principal amount equal to the applicable amount set forth on Exhibit B hereto; (ii) in the case only of shares of CSI Common Stock owned by
R. Kelly Payne immediately prior to the Effective Time, cash in an amount equal to the Group C Closing Cash Allocation; (iii) the applicable percentage set forth on Exhibit B hereto of the Shareholder Return Amount (as defined in the Escrow Agreement), if any, required to be paid by K&S to the Sellers' Representative pursuant to Section 7(h) of the Escrow Agreement; and (iv) the applicable percentage set forth on Exhibit B hereto of the amount paid by the Escrow Agent to the Sellers' Representative out of the funds held in the Indemnity Holdback Escrow Fund (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement.

               (c) All of the shares of CSI Common Stock owned by SRB immediately prior to the Effective Time shall be converted, in the aggregate, into the right to receive: (i) a promissory note of K&S in favor of SRB that has terms substantially as provided in Exhibit C hereto, is entitled to the benefits of an irrevocable standby letter of credit substantially in the form set forth in Exhibit A hereto and has an original aggregate principal amount equal to 13.412% of the Stated CSI Closing Value minus an amount equal to 13.412% of the Closing Statement Reserve; and (ii) 13.412% of the Shareholder Return Amount (as defined in the Escrow Agreement), if any, required to be paid by K&S to the Sellers' Representative pursuant to Section 7(h) of the Escrow Agreement.

               (d) Each share of CSI Common Stock validly issued and outstanding immediately prior to the Effective Time that is owned by the Woodmont Baptist Church, The Trustees of the First Presbyterian Church of Tuscumbia, Alabama or B.A.S.I.C. Training, Inc. shall be converted into the right to receive: (i) out of the cash paid by K&S to the Sellers' Representative pursuant to Section 4.4(a) hereof, cash in an amount equal to the quotient derived by dividing the Group B Closing Cash Allocation by 4,327 and (ii) a fraction, the numerator of which is one (1) and the denominator of which is 4,327, of 1.415% of the Shareholder Return Amount (as defined in the Escrow Agreement), if any, required to be paid by K&S to the Sellers' Representative pursuant to Section 7(h) of the Escrow Agreement.

               (e) Each share of CSI Common Stock held in the treasury of CSI and each share of CSI Common Stock, if any, owned by K&S or any subsidiary of K&S or CSI immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               (f) Each certificate previously representing any outstanding share of CSI Common Stock that was converted into the right to receive the consideration described in Section 4.1(a) hereof shall represent only the right to receive the consideration into which such share of CSI Common Stock was converted, and each certificate previously representing any outstanding share of CSI Common Stock that was not so converted as a result of the operation Section 4.2(a) hereof shall represent only the right to receive any amounts to which such holder may be entitled under Article 13 of the Alabama Business Corporation Act or, under the circumstances specified in Section 4.2(a) hereof, the consideration described in Section 4.1(a).

               (g) The issued and outstanding shares of the KSAC Common Stock shall be converted into 100 shares of CSI Common Stock (one share of CSI Common Stock for each outstanding share of KSAC Common Stock).

          4.2  Dissenting Shareholders.
               -----------------------

               (a) Any shares of CSI Common Stock for which the holder thereof has, as of the Effective Time, asserted or preserved, and not effectively withdrawn or otherwise lost, his dissenters' rights pursuant to Article 13 of the Alabama Business Corporation Act (all such holders, collectively, the "Dissenting Shareholders" and all such shares, the "Dissenting Shares") shall not be converted into the right to receive the consideration described in
Section 4.1(a), but the Dissenting Shareholders shall be entitled to payment of the value of the Dissenting Shares in accordance with the provisions of Article 13 of the Alabama Business Corporation Act, provided, however, that if, after the Effective Time, any Dissenting Shareholder fails to perfect or otherwise loses any such dissenters' rights pursuant to Article 13 of the Alabama Business Corporation Act, any such Dissenting Shareholder shall forfeit the right to appraisal of such Dissenting Shares, and to the extent that the Alabama Business Corporation Act requires such treatment, such Dissenting Shares shall thereupon be deemed to have been converted into and to have been exchangeable for, as of the Effective Time, the right to receive the consideration described in Section 4.1(a) hereof, without any interest unless otherwise required by law.

               (b) CSI shall give prompt notice to K&S with respect to any preservation or assertion of rights under Article 13 of the Alabama Business Corporation Act by any holder of CSI Common Stock. CSI shall not, except with the prior written consent of K&S, voluntarily make any payment with respect to, or settle or offer to settle, any rights of any Dissenting Shareholder.

          4.3  Surrender of Certificates.
               --------------------------

               (a) At the Effective Time, the Sellers' Representative shall surrender to K&S certificates that immediately prior to the Effective Time represented the then issued and outstanding shares of CSI Common Stock (other than such shares described in Section 4.2(a) hereof). K&S shall mark all certificates delivered pursuant to this Section 4.3(a) to indicate their cancellation and shall promptly thereafter deliver the same to the Surviving Corporation for disposal. The holder of a certificate that represented an issued and outstanding share of CSI Common Stock immediately prior to the Effective Time shall have no rights after the Effective Time with respect to such shares of CSI Common Stock, except to: (A) receive the consideration provided for in Sections 4.1(a), 4.1(b), 4.1(c) or

4.1(d) hereof, as applicable, in exchange therefor, or (B) to perfect the rights to appraisal for such shares which are Dissenting Shares.

               (b) The Boards of Directors of K&S and the Surviving Corporation are empowered to adopt further rules and regulations, not materially inconsistent with the provisions of this Agreement, regarding the surrender and exchange of certificates representing the issued and outstanding shares of CSI Common Stock immediately prior to the Effective Time.

          4.4  Consideration and Payment.
               -------------------------

               (a) Subject to the terms and conditions set forth in the Acquisition Agreement, in reliance upon the representations, warranties, covenants and agreements of CSI contained in the Acquisition Agreement, and in consideration of the Merger and the other transactions contemplated by the Acquisition Agreement, K&S shall, at the Effective Time, deliver or cause to be delivered, in full payment (subject to its obligations pursuant to Section 7(h) of the Escrow Agreement) in respect of the Merger, the following:

                   (i)   To Sellers' Representative. Subject to Section 4.4(b)
                         --------------------------
below, cash in an amount equal to the Closing Cash Consideration shall be delivered to the Sellers' Representative by wire transfer of immediately available funds to an account designated by Sellers' Representative for such purpose.

                   (ii)  To the Escrow Agent. Cash in an amount equal to the
                         -------------------
Indemnity Holdback Amount shall be delivered to Mellon Bank, N.A., as escrow agent (the "Escrow Agent") under the Escrow Agreement, by wire transfer of next-day funds to an account designated by the Escrow Agent for such purpose, to be held in escrow pursuant to Section 2 and the other terms and conditions of the Escrow Agreement.

                   (iii) To Sellers' Representative. Upon delivery to K&S of all
                         --------------------------
certificates representing shares of CSI Common Stock described in Section 4.1(b) hereof owned by a CSI stockholder listed on Exhibit B hereto, the promissory note to which such stockholder is entitled pursuant to Section 4.1(b) hereof, duly executed by K&S, together with the irrevocable standby letter of credit issued by Midlantic Bank, N.A., or such other banking institution mutually agreed upon by CSI and K&S, referenced in Section 4.1(b) hereof, shall be delivered to the Sellers' Representative.

                   (iv)  To SRB. Upon delivery to K&S of all certificates
                         ------
representing shares of CSI Common Stock described in Section 4.1(c) hereof, the promissory note described in Section 4.1(c) hereof, duly executed by K&S, together with the irrevocable standby letter of credit issued by Midlantic Bank, N.A., or such other banking institution mutually agreed upon by SRB and K&S, referenced in
Section 4.1(c) hereof, shall be delivered to SRB.

               (b) (i) If the Sellers' Representative delivers certificates to K&S pursuant to Section 4.3(a) hereof that represent fewer than all of the shares of CSI Common Stock (excluding the shares of CSI Common Stock described in Sections 4.1(b), 4.1(c), 4.1(d) and 4.2(a) hereof) outstanding immediately prior to the Effective Time, K&S shall be entitled to withhold from its payment to Sellers' Representative pursuant to Section 4.4(a)(i) hereof an amount in dollars equal to the product of the number of shares of CSI Common Stock (excluding the shares of CSI Common Stock described in Sections 4.1(b), 4.1(c), 4.1(d) and 4.2(a) hereof) for which certificates were not delivered multiplied by the quotient derived by dividing the Group A Closing Cash Allocation by 70,008, until such date as such certificates are delivered by the Sellers' Representative to K&S.

                  (ii) If the Sellers' Representative delivers certificates to K&S pursuant to Section 4.3(a) hereof that represent fewer than all of the shares of CSI Common Stock described in Section 4.1(d) hereof outstanding immediately prior to the Effective Time, K&S shall be entitled to withhold from its payment to Sellers' Representative pursuant to Section 4.4(a)(i) hereof an amount in dollars equal to the product of the number of shares of CSI Common Stock described in Section 4.1(d) hereof for which certificates were not delivered multiplied by the quotient derived by dividing the Group B Closing Cash Allocation by 4,327, until such date as such certificates are delivered by the Sellers' Representative to K&S.

                   (iii) K&S shall, in addition, be entitled to withhold from its payment to Sellers' Representative pursuant to Section 4.4(a)(i) hereof an amount in dollars equal to (A) in the case of shares that but for such dissension would be described in Section 4.1(a) hereof, the product of the number of such Dissenting Shares multiplied by the quotient derived by dividing the Group A Closing Cash Allocation by 70,008 and (B) in the case of shares that but for such dissension would be described in Section 4.1(d) hereof, the product of the number of such Dissenting Shares multiplied by the quotient derived by dividing the Group B Closing Cash Allocation by 4,327, in each case, until such date, if any, as the holders thereof become eligible, pursuant to the terms of
Section 4.2(a) hereof, to receive the consideration described in Section 4.1(a) or 4.1(d) hereof, as applicable.

                                   ARTICLE V.

                                 MISCELLANEOUS

          5.1  Sellers' Representative.  LDS and, in the event of the
               -----------------------
unavailability of LDS to serve, the person then serving in such capacity pursuant to the terms of the Sellers' Representative Agreement (the "Sellers' Representative"), shall, as provided in the Sellers' Representative Agreement, act as agent and representative of the shareholders of CSI in connection with:
(i) the distribution of the Closing Cash Consideration described in Section 4.4(a)(i) hereof; (ii) the distribution of the promissory notes and standby letters of credit described in Section 4.4(a)(iii) hereof; (iii) claims made under the Escrow Agreement; (iv) the distribution to the former CSI shareholders of any funds released to the Sellers' Representative from the escrow account established under the Escrow Agreement; (v) the distribution to the former CSI shareholders of the Shareholder Return Amount paid by K&S to the Sellers' Representative in accordance with Section 7(h) of the Escrow Agreement; and (vi) such other matters as are provided for in the Sellers' Representative Agreement.

          5.2  Consummation.  The obligation of each of the parties hereto to
               ------------
effect the Merger shall be subject to all of the terms and conditions to such party's obligations under the Acquisition Agreement.

          5.3  Amendment and Modification.  The parties hereto may amend or
               --------------------------
modify this Agreement in any respect, by action taken or authorized by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of CSI but prior to the Effective Time, but after such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended or modified except in a writing signed on behalf of each party hereto.

          5.4  Termination.  This Agreement shall automatically be terminated
               -----------
and the transactions contemplated herein shall automatically be abandoned upon a termination of the Acquisition Agreement.

          5.5  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed to be an original, but which together shall constitute a single agreement.

          5.6  Governing Law.  This Agreement shall be governed in all respects,
               -------------
including validity, interpretation and effect, by the laws of the States of Delaware and Alabama, to the extent applicable to the Merger, and in all other respects, by the laws of the Commonwealth of Pennsylvania, without regard to internal conflict of law principles.


          IN WITNESS WHEREOF, K&S and each of the Constituent Corporations have caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first above written.

                               KULICKE AND SOFFA INDUSTRIES, INC.



                               By:_______________________________
                                  Name:
                                  Title:


                               KULICKE AND SOFFA ACQUISITION
                               CORPORATION



                               By:_______________________________
                                  Name:
                                  Title:


                               CIRCLE "S" INDUSTRIES, INC.



                               By:_______________________________
                                  Name:
                                  Title:

                          Agreement and Plan of Merger


                    List of Omitted Appendices and Exhibits
                    ---------------------------------------


Appendix  I -  Form of Articles of Merger
Appendix II -  Form of Certificate of Merger

Exhibit A   -  Form of Irrevocable Standby Letter of Credit securing Promissory
               Notes
Exhibit B   -  List of persons receiving and amounts of Promissory Notes
Exhibit C   -  Form of Promissory Notes